UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2017

Guaranty Bancorp

(Exact name of registrant as specified in its charter)

Delaware	000-51556	41-2150446
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1331 Seventeenth St., Suite 200 Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(303) 675-1194
(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12-b2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2017, W. Kirk Wycoff accepted the offer of the Board of Directors (the “Board”) of Guaranty Bancorp (the “Company”) to serve as a director on the Board. Mr. Wycoff will also serve as a director on the Board of Directors (the “Bank Board”) of Guaranty Bank and Trust Company (the “Bank”). On February 15, 2017, Mr. Wycoff resigned from both the Board and the Bank Board in order to represent the investors of Patriot Financial Group (collectively the “Patriot Group”) on another board opportunity.  Prior to February of 2017, Mr. Wycoff had served as a member of the Board and the Bank Board and as a member of the Board’s Corporate Risk Committee since 2009.

The Company is party to that certain Investment Agreement, dated as of May 6, 2009 (the “Investment Agreement”) by and among members of the Patriot Group and the other investors party thereto. Pursuant to the Investment Agreement, the Patriot Group is entitled to nominate one person to either be elected or appointed as a director or be appointed as an observer to the Board. Mr. Wycoff was appointed to the Board and the Bank Board at the request of the Patriot Group, of which he is a managing partner, pursuant to the Patriot Group’s right under the Investment Agreement. Mr. Wycoff is also a limited partner in certain entities in the Patriot Group.

As of the date hereof, Mr. Wycoff has not yet been appointed to serve as a member of any of the Board’s committees. Although at this time there is no specific committee that he is expected to be appointed to, the Board expects to appoint him to a committee at its next regularly scheduled meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARANTY BANCORP

By:	/s/ Christopher G. Treece
Name: Christopher G. Treece
Title: Executive Vice President, Chief Financial Officer and Secretary

Date:  July 3, 2017